                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
[X] Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   MTL INC.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                                    MTL INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders of MTL Inc.:

      The Annual Meeting of Shareholders of MTL Inc. (the "Company") will be held at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567 on May 16, 1997, at 9:00 a.m. for the following purposes:

      1. To elect five directors to hold office until the 1998 Annual Meeting of Shareholders and to hold office until their successors are duly elected and qualified;

      2. To adopt an amendment to the 1994 Incentive and Non-Statutory Stock Option Plan to increase the maximum number of shares reserved for issuance thereunder from 500,000 to 700,000.

      3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1997; and

      4. To transact any other business as may properly come before the meeting.


      Shareholders of record as of the close of business on April 7, 1997, will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this Notice.

                                          By Order of the Board of Directors,


                                          /s/ Robert Kasak
                                          ------------------------------------
April 10, 1997                            Robert Kasak, Secretary



       IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE ON THE MATTERS TO BE CONSIDERED AT THE MEETING BY
       COMPLETING THE ENCLOSED PROXY AND MAILING IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                    MTL INC.
                               3108 CENTRAL DRIVE
                            PLANT CITY, FLORIDA 33567
                                 (813) 754-4725

                               ------------------

                                 PROXY STATEMENT

         This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MTL Inc. (the "Company") for the Annual Meeting of Shareholders to be held at the offices of the Company located at 3108 Central Drive, Plant City, Florida 33567 on May 16, 1997, at 9:00 a.m., or any adjournment thereof.

         If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. The giving of the proxy does not affect the right to vote in person should the shareholder be able to attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

         The annual report of the Company for the year ended December 31, 1996, is being mailed with this proxy statement to shareholders entitled to vote at the meeting. The cost of the proxy solicitation will be paid by the Company.

                          SHAREHOLDERS ENTITLED TO VOTE
                                       AND
                             PRINCIPAL SHAREHOLDERS

         The only voting securities of the Company are common shares. Shareholders of record as of the close of business on April 7, 1997, are entitled to notice of and to vote at the Annual Meeting. At that date, there were 4,523,739 shares of Common Stock outstanding, each share being entitled to one vote.

         The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for the election of directors, the adoption of the amendment to the Company's 1994 Incentive and Non-Statutory Stock Option Plan and the ratification of the selection of auditors.

         The following table sets forth certain information regarding those persons known to management to hold beneficially at least 5% of the outstanding shares of Common Stock of the Company and the ownership by all executive officers and directors as a group.

         NAME AND ADDRESS OF                    COMMON SHARES         PERCENT
         BENEFICIAL OWNER                  BENEFICIALLY OWNED (1)    OF CLASS
         ----------------                  ----------------------    --------
Elton Babbitt (2)                                  373,290              8.25%
     3108 Central Drive
     Plant City, Florida 33567

Gordon Babbitt (2)                             756,980(3)(4)           16.73%
     3106 Central Drive
     Plant City, Florida 33567


         NAME AND ADDRESS OF                   COMMON SHARES         PERCENT
         BENEFICIAL OWNER                  BENEFICIALLY OWNED (1)    OF CLASS
         ----------------                  ----------------------    --------

Gerald L. McCullough                           337,940(3)               7.47%
     c/o GLM Financial Group Ltd.
     20855 No. Rand Road
     Barrington, IL 60010

Fidelity Investments                           337,000(5)               7.45%
     82 Devonshire Street
     Boston, MA 02109-3614

Dalton Greiner Hartman                         246,100(5)               5.44%
     565 Fifth Avenue, Suite 2101
     New York, New York 10017

Lindner Growth Fund                            337,500(5)               7.46%
     c/o Ryback Management Corporation
     7711 Carondelet Avenue, Suite 700
     St. Louis, Missouri 63105

Heartland Advisors, Inc.                       300,000(5)               6.63%
     790 N. Milwaukee Street
     Milwaukee, WI 53202

All executive officers and                     878,933(6)              19.43%
     directors as a group (6 persons)

-------------------------
(1) Includes shares underlying options which are exercisable or exercisable within sixty (60) days from the date of this Proxy Statement.
(2)   Mr. Gordon Babbitt is the son of Mr. Elton Babbitt.
(3) Includes 337,380 shares owned by trusts established for the grandchildren for Mr. Elton Babbitt for which Mr. Gordon Babbitt and Gerald L. McCullough act as co-trustees.
(4) Includes 7,500 shares owned by a company of which Mr. Babbitt is part owner.
(5)  Reported on Form 13-G, a copy of which was furnished to the Company
(6) Includes 104,994 shares owned by Richard J. Brandewie, Senior Vice President and Chief Financial Officer. Of these shares, 55,746 are related to options currently exercisable or exercisable within 60 days from the date of this Proxy.

                              ELECTION OF DIRECTORS

      PROXIES IN THE ACCOMPANYING FORM WILL BE VOTED AT THE MEETING, UNLESS AUTHORITY TO DO SO IS WITHHELD, IN FAVOR OF THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW.

      It is proposed that the shareholders elect five directors. The term of each elected director will be until the next Annual Meeting of Shareholders or until his successor is duly elected and qualified. It is intended that the proxies will be voted for the nominees listed below and cannot be voted for more than five nominees. Each nominee is at present available for election, but if any nominee should become unavailable, the persons voting the accompanying proxy may, at their discretion vote for a substitute. Certain information concerning the nominees is set forth below.


                                                                                           COMMON SHARES
                                                              SERVED                       BENEFICIALLY
                                                                AS                          OWNED AS OF
                                                             DIRECTOR                        APRIL 7, 1997
NAME                                        AGE                SINCE               NO. SHARES (1)       % SHARES
----                                        ---              ---------             --------------       --------

Elton E. "Buzz" Babbitt.........            64                 1967                 373,290                8.3%

John B. Bowron..................            61                 1995                     560                0.0%

Donald W. Burton................            52                 1992                  11,214   (3)          0.3%

Gerald L. McCullough............            54                 1995                 337,940   (2)          7.5%

Charles J. O'Brien, Jr..........            59                 1989                  50,935   (4)          1.3%


(1) Includes shares underlying options which are exercisable or exercisable within sixty (60) days from the date of this Proxy Statement.
(2) Includes 337,380 shares owned by trusts established for the grandchildren of Mr. Elton Babbitt for which Gerald L. McCullough acts as one of two trustees.
(3)   Includes 3,830 shares underlying options currently exercisable.
(4)   Includes 11,496 shares underlying options currently exercisable.

         ELTON E. BABBITT has served as Chairman of the Board of Directors of the Company since June 1987. From 1967 until 1987, he served as a director and as President and Chief Executive Officer of the Company. Prior to his association with the Company, he served as General Manager of MILK Transport, a Minnesota- based tank truck carrier.

         JOHN B. BOWRON has been senior vice president of Landstar Systems, Inc. ("Landstar"), a trucking company, since January 1993 and a director of such company since 1991. From 1988 to 1993 he served in various executive capacities with subsidiaries of Landstar. From 1987-1988 he was group Vice President of Truckload Transportation for I U. International Corporation.

         DONALD W. BURTON is President of South Atlantic Capital Corporation and Managing General Partner of the General Partner of South Atlantic Venture Fund, Limited Partnership, South Atlantic Venture Fund II, Limited Partnership and South Atlantic Venture Fund III, Limited Partnership. Mr. Burton is also a director of The Heritage Group of Mutual Funds. He has been a director of the Company since 1992.

         GERALD L. MCCULLOUGH has served as President of the GLM Financial Group since 1978. GLM is a provider of tax, accounting and planning services for individuals and companies engaged in the trucking industry.

         CHARLES J. O'BRIEN, JR. joined the Company in 1989 in connection with the acquisition of Quality- O'Boyle, Inc. at which time he was appointed as the Chief Operating Officer and elected to the Board of Directors. Since 1991, he has served as the Company's President and Chief Executive Officer. Prior to joining MTL, he served as Chairman, Chief Executive Officer and controlling shareholder of Quality-O'Boyle, Inc. from January 1977 to February 1989. Prior to his association with Quality-O'Boyle, Inc., he served as Chief Executive Officer of Matlack, Inc., a trucking company, from 1969 to 1976 and served as a director of Rollins International, Inc., Matlack's parent company.

         The Board of Directors held four meetings during the year ended December 31, 1996. The current standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Audit Committee met two times and the Compensation Committee met two times during the year ended December 31, 1996. All directors attended all of the meetings held during the year ended December 31, 1996.

COMMITTEES

         The Company's non-employee directors make up the Compensation Committee and Audit Committee.

         The Compensation Committee approves standards for setting compensation levels for Company executives and grants the specific awards made under the Company's incentive compensation plans. It also reviews senior management performance and development programs.

         The function of the Audit Committee is to meet periodically with the Company's independent auditors to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, including its internal control structure. The Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection reviews the scope, fees and results of their audit and approves their non-audit services and related fees.

                             EXECUTIVE COMPENSATION

         The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 1996, 1995 and 1994, by the Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1996, exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                             ANNUAL COMPENSATION                     SECURITIES
NAME AND PRINCIPAL                                 ------------------------------------              UNDERLYING
            POSITION               YEAR           SALARY       BONUS             OTHER(1)              OPTIONS
            --------               ----           ------       -----             --------              -------
Charles J. O'Brien, Jr.            1996          $188,262     $71,362             $9,913                      -
     President                     1995           183,074      64,214             11,136                      -
                                   1994           169,180      68,947              8,235                 28,740

Elton E. Babbitt                   1996          $182,885     $71,093             $4,112                      -
     Chairman of the Board         1995           177,749      64,184              5,180                      -
                                   1994           147,390      67,082              6,360                      -

Richard J. Brandewie               1996          $122,489     $44,187             $9,913                100,000
     Senior Vice-President         1995           112,846      40,755             11,146                      -
                                   1994           104,039      43,759              6,562                 14,365

--------------------

(1) Amount shown represents contributions by the Company to the Company's Profit Sharing Plan on behalf of such officers. See "Profit Sharing Plan."

      On February 23, 1989, the Company entered into a five year employment agreement with Mr. O'Brien, subject to automatic one year renewals unless otherwise terminated. The agreement provides for an initial base salary of $150,000 per year plus a bonus or bonuses as determined by the Board of Directors. The agreement further provides Mr. O'Brien with fringe benefits including a split-dollar life insurance policy in the face amount of $500,000, long term disability coverage, health, life and accident insurance and an automobile expense allowance. The agreement has been automatically extended.

DIRECTORS' COMPENSATION

      Directors who are not employees of the Company receive a $1,000 attendance fee for each meeting plus reimbursement for out-of-pocket expenses. In addition, the Company has authorized the issuance to each non-employee board member annually, shares of Common Stock having a market value of $10,000.

                        OPTION GRANTS IN LAST FISCAL YEAR

     Since January 1, 1996 the Company has granted options to its executive officers as follows:

                            NUMBER OF
                           SECURITIES      % OF TOTAL                                    GRANT
                           UNDERLYING        OPTIONS                                     DATE
                             OPTIONS       GRANTED TO       EXERCISE     EXPIRATION     PRESENT
         NAME              GRANTED(#)       EMPLOYEES       PRICE(1)        DATE       VALUE(2)
         ----              ----------       ---------       --------        ----       --------
Richard J. Brandewie        100,000          31.24%          18.25        10/23/06     612,000

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options vest at the rate of 20% per year for each of the first five years and terminate ten years from the date of grant.

(2) In accordance with the Commission's rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual performance of the Company's stock and overall market conditions during the applicable period. The amounts reflected in this table may not be achieved.

                             YEAR-END OPTION VALUES

                                                                                       VALUE OF UNEXERCISED
                                                NUMBER OF UNEXERCISED                   IN-THE-MONEY OPTION
                                                 OPTION AT YEAR-END                         AT YEAR-END
                                       -------------------------------------      ------------------------------
NAME                                   EXERCISABLE             UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                                   -----------             -------------      -----------      -------------
Charles J. O'Brien, Jr.                  11,496                   17,244           $  60,354         $  90,531
Richard J. Brandewie                     45,746                  118,619           $ 590,197         $ 577,035

         The Company has an incentive compensation plan for all full time employees. Each year the Company establishes certain goals which include revenues, operating ratio, profit before taxes and other financial goals. Additionally, three (3) to five (5) specific goals are mutually agreed upon by each individual employee and executive management. A maximum bonus amount is established for each employee based on a percentage of such employee's base salary. If both the Company's goals and the employee goals are achieved, the maximum percent amount is paid to the employee as incentive compensation. If all goals are not attained, the pay out is reduced accordingly. If the Company fails to achieve its overall goals, likewise, incentive compensation is reduced. During 1996, bonuses in the aggregate amount of $1,029,000 were earned by employees, but not paid to them until 1997. The Plan is administered by the Compensation Committee.

STOCK OPTION PLAN

         On October 23, 1996 the Board of Directors amended the Company's Stock Option Plan (the "Plan") to increase the number of shares covered thereby from 500,000 to 700,000. Such amendment is subject to shareholder approval. See "Amendment to 1994 Incentive and Non-Statutory Stock Option Plan." The Plan is designed as a means to retain and motivate key employees. The outside Directors administer and interpret the Plan. Options may be granted to all eligible employees of the Company, including officers and non-employee directors, and others who perform services for the Company. As of December 31, 1996, there were 577,062 shares underlying unexercised options granted under the Plan, 8,106 options have been exercised, leaving 114,832 shares available for future grant.

         The Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and nonqualified stock options. Options are granted under the Plan on such terms and at such prices as determined by the Board of Directors, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

PROFIT SHARING PLAN

         The Company maintains a Profit Sharing Plan which is intended to be a tax-qualified defined contribution plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Profit Sharing Plan includes a "401(k)" arrangement pursuant to which participants may contribute, subject to certain Code limitations, a percentage of their salary on a pre-tax basis. Subject to certain Code limitations, the Company may make a matching contribution with respect to the contributions of participants at a rate determined by the Board of Directors of the Company each year. The Company may also make an additional contribution to the Profit Sharing Plan each year at the discretion of the Board of Directors. The Board of Directors approved the contribution by the Company of $300,000 to the Profit Sharing Plan and $178,000 to the 401(k) Plan for 1996. In general, all full-time employees of the Company who have completed one year of service and have attained age 21 are eligible to participate.

         A separate account is maintained for each participant in the Profit Sharing Plan. The portion of a participant's account attributable to his own contributions is always 100% vested. The portion of the account attributable to Company contributions vests at a rate of 20% per year commencing with the second year of service. Distributions from the Profit Sharing Plan are generally payable to a participant following his termination of employment.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

         Under rules of the Commission, the Company is required to provide certain information concerning compensation provided to the Company's Chairman and Chief Executive Officer and certain other executive officers. The disclosure requirements for the executive officers include the use of tables and a report of the Committee responsible for compensation decisions for the named executive officers, explaining the rationale and considerations that led to those compensation decisions. Therefore, the Compensation Committee of the Board of Directors has prepared the following report for inclusion in this Proxy Statement.

COMPENSATION COMMITTEE ROLE

         The Compensation Committee of the Board of Directors is responsible for making recommendations to the Board of Directors concerning the salaries of Executive Officers. The Committee is also responsible for overseeing other forms of compensation and benefits to other senior officers. The Committee's responsibilities include the review of salaries, benefits and other compensation of senior officers and making recommendations to the full Board of Directors with respect to these matters.

COMPENSATION PHILOSOPHY

         The compensation philosophy for Executive Officers conforms to the compensation philosophy of the Company generally for all employees. The Company's compensation is designed to:

      - provide compensation comparable to that offered by companies with similar businesses, allowing the Company to successfully attract and retain the employees necessary to its long-term success;

      - provide compensation which relates to the performance of the individual and differentiates based upon individual performance;

      - provide incentive compensation that varies directly with both Company performance and individual contribution to that performance; and

      - provide an appropriate linkage between compensation and the creation of shareholder value through awards tied to the Company's performance and through facilitating employee stock ownership.

EXECUTIVE OFFICERS' COMPENSATION PROGRAM

         The Company's Executive Officers' compensation program is comprised of base salary, annual incentive bonus plan compensation and long-term incentive compensation in the form of stock options. In addition, the Company's Executive Officers receive various other benefits, including medical benefits, participation in an employee stock ownership plan and a retirement savings plan, which are all generally available to all employees of the Company.

BASE SALARY

         The Compensation Committee reviewed the salaries of the Executive Officers of the Company in August 1996. The Committee made salary decisions about the Executive Officers based upon a variety of considerations in conformance with the compensation philosophy stated above. First, salaries are competitively set relative to companies in the trucking industry. Second, the Committee considered the performance of the individual Executive Officer with respect to the areas under his or her responsibility, including an assessment of the value of each to the Company. Third, internal equity among employees was factored into the decision. Finally, the Compensation Committee considered the Company's financial performance and its ability to absorb any increases in salaries.

         Based upon the overall success of the Company and his significant contributions to its success, the Committee set the base salary of its Chief Executive Officer, Charles J. O'Brien, Jr., within the middle range of published data available from the American Trucking Association. The Compensation Committee established targets for the annual base salary and cash bonus awards for Mr. O'Brien based upon his responsibilities compared to the revenue size, profitability level, and other factors compared to chief executive officers of companies within the tank truck segment of the trucking industry. The Committee split such targeted annual earnings between base salary and cash bonus awards with Mr. O'Brien having the opportunity to earn up to 42% of his base salary based on achieving certain quantitative objectives, primarily revenue growth, operating profit levels and earnings per share. The other four of the highest compensated officers of the Company were compensated in a similar manner, with the proportion of total compensation based on a cash bonus award varying with the individual.

INCENTIVE BONUS PLAN

         Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus award. These cash bonuses generally are paid pursuant to a Goal Oriented Compensation Achievement Plan established during the year. Each year the Company establishes certain goals which include revenues, operating ratio, profit before taxes and other financial goals. Additionally, three to five (3-5) specific goals are mutually agreed upon by each executive and the Company. A maximum bonus is established for each executive based on a percentage of the executive's base salary. If both the Company's goals and the executive's goals are achieved, the maximum percent amount is paid to the executive as incentive compensation. If all goals are not met, the payout is reduced accordingly. If the Company fails to achieve its overall goals, likewise, incentive compensation is reduced.

STOCK OPTION AWARDS

         The Company maintains Stock Option Plans which are designed to align Executive Officers' and shareholders' interests in the enhancement of shareholder value. Stock options are granted under these plans by the disinterested members of the Board. Executive Officers are eligible to receive options under these plans. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when such executives are provided an opportunity to acquire a proprietary interest in the Company through ownership of the Company's Common Stock. Accordingly, key employees of the Company, including Executive Officers, as part of their overall compensation package, are eligible for participation in the Company's Stock Option Plans, whereby they are granted at no less than fair market value on the date of grant. Because no benefit is received unless the Company's stock price performs favorably, awards under the Stock Option Plans are intended to provide incentives for Executive Officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing shareholder value.

         The amount of the grants are principally based on overall consolidated results of the Company, achievement of Company objectives, individual performance, including managerial effectiveness, initiative and team work, and are in such amounts that reflect what the Committee believes are necessary to attract, retain and motivate senior management and other key employees. The Compensation Committee believes that stock option awards are rewards for past growth and the incentive for continued growth.


                                            COMPENSATION COMMITTEE

Date: March 22, 1997                        Donald W. Burton
                                            John B. Bowron
                                            Gerald McCullough

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (together, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative total shareholders' return on the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the CRSP Trucking and Transportation Index since the Company's initial public offering which was consummated on June 17, 1994. This graph assumes that $100 was invested on June 17, 1994, the date of the Company's initial public offering, in the Company's Common Stock and in the other indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.


-----------------------------------------------------------------------------------------------------------------------------
                                           June 17, 1994       December 31, 1994     December 31, 1995     December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------
MTL INC.                                       $100.00               $ 75.00               $ 93.29               $134.96
-----------------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market (U.S.) Index               $100.00               $105.05               $148.45               $182.74
-----------------------------------------------------------------------------------------------------------------------------
CRSP Trucking and Transportation               $100.00               $ 96.10               $112.06               $123.67
Index
-----------------------------------------------------------------------------------------------------------------------------

         The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

                              CERTAIN TRANSACTIONS

         A company owned by the children of Elton Babbitt, the Company's Chairman of the Board (the "Related Corporation") entered into a service agreement with the Company, pursuant to which the Related Corporation agreed to supply design, engineering, transloading, intermodal and other services to the Company for a monthly fee of $11,670 per month. Because of their specialized nature, these are services the Company would be unable to provide to its customers on its own. The agreement expires on April 1, 1997, and is automatically renewable for one year terms unless canceled by either party. Management believes that the terms of this service agreement are no less favorable than could be obtained from unaffiliated parties.

         During 1996, the Company purchased $5.2 million worth of trailer equipment from the Related Corporation. The Related Corporation performed repair and maintenance services for the Company totaling $432,000 during 1996. Management believes that the purchase price for the trailers and cost of the repair services are no greater than those charged by the Related Parties to non-affiliated purchasers and users.

         In addition to the purchase of trailers and repair work, the Company and the Related Corporation have engaged in various transactions involving (1) tire purchases and (2) facility rentals. Because of its ability to buy tires in volume, the Company included in its purchase orders tires on behalf of the Related Corporation. The Related Corporation leases a manufacturing and repair facility from the Company for a monthly rental of $5,000. The lease expires on April 1, 1999. As a result of these transactions, during the year ended December 31, 1996, the amount owed to the Company by the Related Corporation ranged from a high of $15,975 in May to a low of $0 in December. At December 31, 1996, there were no amounts owed to the Company by the Related Corporation.

         In March 1994, the Company entered into a Limited Partnership with Mr. Gordon Babbitt and two unaffiliated corporations. The purpose of the Limited Partnership is to provide transportation services for bulk liquid commodities between Florida and Puerto Rico. The Company, Mr. Gordon Babbitt and an unaffiliated corporation have each contributed $4,950 to the Limited Partnership for a 33% partnership interest. Another corporation owned by an individual employed by the Related Corporation holds the remaining 1% partnership interest and acts as the general partner. The three limited partners financed, on a loan basis, $1,675,000 of the initial operations of the Limited Partnership. The Company financed up to $800,000 of the $1,675,000 with cash or equipment. Such amount financed by the Company, in excess of the amounts financed by the other limited partners, was secured by the equipment owned by the Limited Partnership and guaranteed by the other limited partners. Distributions to the partners is made in accordance with their ownership interest in the Limited Partnership once all loans have been repaid to the limited partners. In 1996, $262,930 was repaid to the Company by the limited partnership.

         A corporation owned by Mr. Charles J. O'Brien, III, son of Charles J. O'Brien, Jr., President and Chief Executive Officer of the Company is an Affiliate operating terminals. The terms of the agreement with this corporation are the same as those entered into with other Affiliates. Additionally, Mr. O'Brien, III, owns a company which provides administrative services to the Company. The total paid for such administrative services in 1996 was $104,608.

                         AMENDMENT TO 1994 INCENTIVE AND
                         NON-STATUTORY STOCK OPTION PLAN

      The Company maintains a stock option plan (the "Plan") to assist the Company in attracting, maintaining and developing management by encouraging ownership of the Company's Common Stock by key employees and others, Incentive ("ISO") and Non-Statutory ("NSO"). Stock options may be granted to employees, directors and others providing services to the Company. On October 23, 1996 the Board of Directors amended the Company's Stock Option Plan (the "Plan") to increase the number of shares covered thereby from 500,000 to 700,000. Such amendment is subject to shareholder approval. At December 31, 1996 there were 577,062 shares of Common Stock underlying unexercised options granted under the Plan; 8,106 options have been exercised leaving 114,832 shares available for future grant. In view of the limited number of options available for issuance under the Plan, management is of the opinion that the additional options are needed not only to provide for those recently granted but for possible future issuances. Stock options may be granted to employees, directors and others providing services to the Company.

      On October 23, 1996 the board of directors, by written unanimous consent, authorized the granting of 100,000 options each to Richard Brandewie, Sr. Vice President of the Company, and Marvin "Buddy" Sexton, President of Montgomery Tank Lines, Inc., a subsidiary of the Company. The options are for five years, exercisable at 20% per year commencing in October 1997 at $18.25, the market value of the Common Stock on the date of grant. If the amendment to the Plan is approved such options will be incentive options granted under the Plan. If the amendment is not approved, the options will be a non-statutory option granted outside the Plan.

      On October 23, 1996, the Board of Directors approved and recommends to the shareholders that they approve a proposal to amend the Plan to increase the number of shares of Common Stock available for grant from 500,000 to 700,000 shares of Common Stock. The text of the proposed amendment to the Plan is as follows:

            2.1 Shares Subject to Plan. The stock subject to the options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share ("Common Stock"). The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 700,000 shares of Common Stock.

      The proposed amendment to the Plan will be adopted upon receiving the affirmative vote of holders of a majority of the shares present or represented by proxy at the meeting. Proxies will be voted in accordance with the specifications marked thereon and, if no specification is made, will be voted "FOR" adoption of the proposed amendment to the Plan.

      Except for such amendment, if approved by holders of a majority of the shares present in person or represented by proxy at the annual meeting, the Plan will remain unchanged. The following is a summary of the provisions of the Plan. This summary is qualified in its entirety by reference to such Plan.

      SUMMARY DESCRIPTION OF THE STOCK OPTION PLAN. The Plan is administered by the Option Committee (the "Committee") which is authorized to grant incentive stock options to officers and other key executive and management employees of the Company. The current members of the Committee appointed by the Board of Directors are Donald W. Burton, John B. Bowron and Gerald McCullough. The Committee establishes rules and regulations for the operation of the Plan, selects persons to receive options, determines the option price for shares subject to each option, and determines the number of shares subject to grants.

      If there is a stock split, stock dividend, or other relevant change affecting the Company's shares, appropriate adjustments would be made in the number of shares that could be issued in the future and in the number of shares and price under all outstanding grants made before the event. Future options may also cover such shares as may cease to be under option by reason of total or partial expiration, termination or voluntary surrender of an option.

      The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which ISO's are exercisable for the first time by any person during any calendar year under the Plan shall not exceed $100,000.

      The vesting period for options granted under the Plan shall be set forth in an option agreement entered into with the optionee. ISO's granted to an optionee terminate ninety (90) days after termination of employment. In the event of death or disability, all vested options expire one year from the date of death and one (1) year from date of termination due to permanent disability.

      Unless otherwise provided in any option, each outstanding option shall become immediately fully exercisable in the event of: (i) change of control of the Company, (ii) a merger, consolidation, reorganization or dissolution in which the Company does not survive, or (iii) the sale, lease, exchange or disposition of substantially all of the property and assets of the Company.

      The Committee can grant options qualifying as ISO's under the Internal Revenue Code of 1986, as amended or NQO's. The Committee determines the duration of each option; however, the term of an option cannot exceed ten (10) years from the date of grant. The option price for an option granted under the Plan is the fair market value of a share of the Company's Common Stock on the date of grant. The grantee can pay the option price in cash, or if permitted, by delivering to the Company shares of Common Stock owned by the grantee that have a fair market value equal to the option price. Shares cannot be issued or transferred upon the exercise of an option until the option price is paid in full.

      At April 1, 1997, the closing market value per share of Common Stock was $24 1/4.

      FEDERAL INCOME TAX CONSEQUENCES. An optionee does not realize taxable income upon the grant of an ISO.

      The holder of an ISO does not realize taxable income upon exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the option is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date. then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

      An optionee does not realize taxable income upon the grant of an NQO as long as the exercise price is equal to the fair market value. An optionee who receives an NQO realizes income upon exercise of the NQO in an amount equal to the difference between the exercise price and the market value on the date of exercise. The Company is entitled to a deduction at the same time and in a corresponding amount.

         In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. However, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an ISO and if the requisite option holding periods are not satisfied (see above), then the optionee will realize ordinary income on the delivery of the previously-owned shares as in the case of any other "early" disposition of option-acquired shares.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE 1994 INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR GRANT.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Arthur Andersen LLP has served as independent accountants of the Company since the year ended December 31, 1992. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                              SHAREHOLDER PROPOSALS

         Proposals which shareholders intend to present at the 1998 Annual Meeting of Shareholders must be received by the Company no later than January 10, 1998, to be eligible for inclusion in the proxy material for that meeting.

                                  OTHER MATTERS

         Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                    By Order of the Board of Directors,

                                    /s/ Robert Kasak

                                    Robert Kasak, Secretary

                                                                       APPENDIX


                                    MTL INC.
                               3108 CENTRAL DRIVE
                            PLANT CITY, FLORIDA 33567

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Charles J. O'Brien, Jr. or Richard J. Brandewie with the power to appoint their substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of MTL Inc. held of record by the undersigned as of April 7, 1997 at the Annual Meeting of Shareholders to be held on May 16, 1997 or any adjournment thereof.

     1. To elect five Directors to hold office until the next Annual Meeting of Shareholders.

              -----                                           -----
                    FOR all nominees listed below                   WITHHOLD AUTHORITY to vote for
              -----  (except as marked to the                 ------all nominees listed below
                     contrary below)

                    Elton E. "Buzz" Babbitt                   Gerald L. McCullough
                    John B. Bowron                            Charles J. O'Brien, Jr.
                    Donald W. Burton

         INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.
                                                         ----------------------

         2. To adopt an amendment to the 1994 Incentive and Non-Statutory Stock Option Plan to increase the maximum number of shares reserved for issuance thereunder from 500,000 to 700,000.

                  FOR   [ ]        AGAINST [ ]       ABSTAIN [ ]

         3. To ratify of reappointment of Arthur Andersen LLP as the Company's independent accountants for 1997.

                  FOR   [ ]        AGAINST [ ]       ABSTAIN [ ]

         4. In their discretion, the holders of this Proxy are authorized to vote upon such other business as may properly come before the meeting.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2.


                   (Continued, and to be signed on next page)

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


-----------------------------
Signature




----------------------------
Signature, if held jointly


DATED:                   , 1997
       ------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.